Equinix Reports First Quarter 2017 Results

Interconnection and Data Center Leader Delivers 57th Consecutive Quarter of Revenue Growth; Quarterly Revenues Increase 12% Year-over-Year to $950 million

REDWOOD CITY, Calif., April 26, 2017 /PRNewswire/ --

  Record quarterly bookings in Europe and the network vertical
  Added 11 Fortune 500 customers including Progressive Corporation and Eli Lilly and Company
  Customer deployments across multiple metros increase to 83% of total recurring revenue, demonstrating the value of Equinix's global platform

Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today reported quarterly results for the quarter ended March 31, 2017. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.

First Quarter 2017 Results Summary

  Revenues from continuing operations
    $950 million, a 1% increase over the previous quarter
  Operating Income
    $167 million, a 9% decrease from the previous quarter
  Adjusted EBITDA
    $428 million, a 45% adjusted EBITDA margin
    Includes $12 million of integration costs
  Net Income from Continuing Operations
    $42 million
  AFFO
    $304 million, a 4% increase over the previous quarter

2017 Annual Guidance Summary

  Revenues from continuing operations
    >$3,976 million, a 10.1% increase over the previous year; a normalized and constant currency growth rate of greater than 11.1%
  Adjusted EBITDA
    >$1,860 million or a 46.8% adjusted EBITDA margin
    Assumes $30 million of integration costs for acquisitions
  AFFO
    >$1,214 million, a 13% increase over the previous year
    Assumes $30 million of integration costs for acquisitions
    Assumes $87 million of incremental interest expense attributed to the Verizon data center acquisition funding

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Quote
Steve Smith, President and CEO, Equinix:
"Equinix is off to a strong start in 2017 with our 57th quarter of consecutive revenue growth and continued momentum in capturing and curating powerful digital ecosystems at global scale. We are adding new enterprises at a solid pace, as enterprises adopt hybrid and multi-cloud as their IT architecture of choice. We have also made great progress towards our $3.6 billion acquisition of the portfolio of 29 data centers from Verizon in the U.S. and Latin America, and we remain highly confident that this transaction will create significant value for both our customers and our shareholders, strengthening our global platform and delivering AFFO per share accretion on day one, excluding transaction and integration costs."

Business Highlights

  As Equinix expects to complete the transaction to acquire 29 data centers from Verizon in Q2, it also continues to invest in organic expansion, with 20 announced expansion projects currently underway. In Q1, Equinix opened a new IBX data center in São Paulo, Brazil (SP3), and today Equinix announced new expansions in London, Paris and Sydney totaling $145 million of capital expenditures. The global reach of Equinix continues to attract companies seeking to interconnect their IT infrastructure closer to the digital edge, and in Q1 customer deployments across multiple metros of Platform EquinixTM increased to 83% of total recurring revenue.
  The enterprise vertical remained the fastest growing, with recurring revenue surpassing $100 million in Q1, as enterprises re-architect their infrastructure to directly and securely interconnect their people, locations, clouds and data at the digital edge.  Q1 was also a record quarter in terms of new enterprise wins, and customer wins included 11 Fortune 500 customers, among them Progressive Corporation, one of the largest providers of car insurance in the United States, and Eli Lilly and Company, a global pharmaceutical company.
  Equinix continues to deliver strong results in the network vertical with record bookings led by the major telecommunication providers which are expanding capacity and capabilities for digital services such as OTT, cloud and security, as well as refreshing deployments with upgraded optical technologies.  Network customer expansions in Q1 included a top tier global provider building out its new digital services, and a global carrier that is making major investments in EMEA for their core backbone network.
  Building on a foundation of innovative solutions for customers, Equinix launched IBX SmartView™ in Q1. This new data center monitoring software platform provides unprecedented visibility into distributed infrastructure for enterprises moving their IT operations to the digital edge.  It enables precise and real-time monitoring and forecasting of power, mechanical and environmental conditions across a customer's global footprint across Platform Equinix.

Business Outlook

For the second quarter of 2017, the Company expects revenues to range between $976 and $982 million, an increase of 3.1% quarter over quarter at the midpoint, or a normalized and constant currency growth rate of 2.6%. This guidance includes a foreign currency benefit of $5 million when compared to the average FX rates in Q1 2017. Cash gross margins are expected to approximate 67-68%. Cash selling, general and administrative expenses are expected to range between $206 and $212 million. Adjusted EBITDA is expected to range between $447 and $453 million, which includes a $4 million foreign currency benefit when compared to the average FX rates in Q1 2017 and $10 million of integration costs from the Telecity and Bit-isle acquisitions. Capital expenditures are expected to range between $331 and $351 million, which includes approximately $41 million of recurring capital expenditures.

For the full year of 2017, total revenues are expected to be greater than $3,976 million, an increase of 10.1% year over year, or a normalized and constant currency growth rate of greater than 11.1%. This guidance includes a foreign currency benefit of $40 million when compared to prior Equinix guidance rates, and has been normalized for the Telecity January 15th close impact and other acquisition related activities. Total year cash gross margins are expected to approximate 67-68%. Cash selling, general and administrative expenses are expected to range between $810 and $830 million. Adjusted EBITDA is expected to be greater than $1,860 million, an increase of 12.2% year over year, or a normalized and constant currency growth rate of greater than 11.3%. This guidance includes $14 million of foreign currency benefit on adjusted EBITDA when compared to prior Equinix guidance rates and an expected $30 million in integration costs. AFFO is expected to be greater than $1,214 million, including $87 million in interest expense related to the pending Verizon data center acquisition, but does not yet include the operating results attributed to the acquisition. Capital expenditures are expected to range between $1,100 and $1,200 million, including approximately $160 and $165 million of recurring capital expenditures and $940 and $1,035 million of non-recurring capital expenditures.

The U.S. dollar exchange rates used for 2017 guidance, taking into consideration the impact of our foreign currency hedges, have been updated to $1.09 to the Euro, $1.40 to the Pound, S$1.40 to the U.S. dollar, ¥111.11 to the U.S. dollar and R$3.13 to the U.S. dollar. The 2017 global revenue breakdown by currency for the Euro, Pound, Singapore Dollar, Japanese Yen and Brazilian Real is 19%, 10%, 7%, 7% and 3%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q1 2017 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended March 31, 2017, along with its future outlook, in its quarterly conference call on Wednesday, April 26, 2017, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the Company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-210-234-8004 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call, through Tuesday, August 1, 2017, by dialing 203-369-1016 and referencing the passcode 2017. In addition, the webcast will be available at www.equinix.com/investors. No password is required for the webcast.

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through Equinix's Investor Relations website at www.equinix.com/investors.

Additional Resources

  Q1 2017 financial earnings press release (PDF)

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most interconnected data centers. In 41 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents income or loss from operations plus depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, acquisition costs and gains on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, acquisition costs and gains on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of an IBX center, and do not reflect its current or future cash spending levels to support its business. Its IBX centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of an IBX center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional IBX centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price, the timing, size and nature of equity awards. As such, Equinix and many investors and analysts, exclude this stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Equinix also excludes gains on asset sales as it represents profit that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes acquisition costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The acquisition costs relate to costs Equinix incurs in connection with business combinations. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the acquisitions. Management believes items such as restructuring charges, impairment charges, acquisition costs and gains on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), which are non-GAAP financial measures commonly used in the REIT industry. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (loss), excluding gains (losses) from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income (loss) from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and acquisition costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenue from installation fees, since installation fees are deferred and recognized ratably over the expected life of the installation, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. The adjustments for both installation revenue and straight-line rent expense are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gains (losses) on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX centers or other assets that are required to support current revenues. Equinix also excludes net income (loss) from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financials measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX data centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Recurring revenues	$898,440	$892,442	$796,620
Non-recurring revenues	51,085	50,205	47,536
Revenues	949,525	942,647	844,156
Cost of revenues	468,961	465,921	427,680
Gross profit	480,564	476,726	416,476
Operating expenses:
Sales and marketing	128,927	113,384	106,590
General and administrative	181,399	178,956	165,904
Acquisition costs	3,025	(440)	36,536
(Gain) loss on asset sales	—	371	(5,242)
Total operating expenses	313,351	292,271	303,788
Income from continuing operations	167,213	184,455	112,688
Interest and other income (expense):
Interest income	3,092	948	925
Interest expense	(111,684)	(98,761)	(100,863)
Other income (expense)	337	(1,707)	(60,710)
Loss on debt extinguishment	(3,503)	(1,777)	—
Total interest and other, net	(111,758)	(101,297)	(160,648)
Income (loss) from continuing operations before income taxes	55,455	83,158	(47,960)
Income tax benefit (expense)	(13,393)	(19,494)	10,633
Net income (loss) from continuing operations	42,062	63,664	(37,327)
Net income (loss) from discontinued operations, net of tax	—	(1,914)	6,216
Net income (loss)	$42,062	$61,750	$(31,111)
Net income (loss) per share:
Basic net income (loss) per share from continuing operations	$0.58	$0.89	$(0.55)
Basic net income (loss) per share from discontinued operations	—	(0.03)	0.09
Basic net income (loss) per share	$0.58	$0.86	$(0.46)
Diluted net income (loss) per share from continuing operations	$0.57	$0.88	$(0.55)
Diluted net income (loss) per share from discontinued operations	—	(0.02)	0.09
Diluted net income (loss) per share	$0.57	$0.86	$(0.46)
Shares used in computing basic net income per share	72,773	71,389	68,132
Shares used in computing diluted net income per share	73,367	71,959	68,132

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net income (loss)	$42,062	$61,750	$(31,111)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") gain (loss)	106,938	(292,355)	115,899
Unrealized loss on available-for-sale securities	(265)	(133)	(304)
Unrealized gain (loss) on cash flow hedges	(11,727)	15,762	(6,784)
Net investment hedge CTA gain (loss)	(28,551)	41,342	(16,312)
Net actuarial gain on defined benefit plans	11	11	6
Other comprehensive income (loss), net of tax:	66,406	(235,373)	92,505

Comprehensive income (loss), net of tax	$108,468	$(173,623)	$61,394

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$4,923,259	$748,476
Short-term investments	14,742	3,409
Accounts receivable, net	429,990	396,245
Other current assets	206,026	319,396
Total current assets	5,574,017	1,467,526
Long-term investments	6,461	10,042
Property, plant and equipment, net	7,605,829	7,199,210
Goodwill	3,053,026	2,986,064
Intangible assets, net	710,706	719,231
Other assets	234,645	226,298
Total assets	$17,184,684	$12,608,371
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$515,959	$581,739
Accrued property, plant and equipment	190,176	144,842
Current portion of capital lease and other financing obligations	99,202	101,046
Current portion of mortgage and loans payable	80,799	67,928
Other current liabilities	133,932	133,140
Total current liabilities	1,020,068	1,028,695
Capital lease and other financing obligations, less current portion	1,523,309	1,410,742
Mortgage and loans payable, less current portion	2,432,610	1,369,087
Senior notes	5,045,449	3,810,770
Other liabilities	645,409	623,248
Total liabilities	10,666,845	8,242,542
Common stock	78	72
Additional paid-in capital	9,601,627	7,413,519
Treasury stock	(146,936)	(147,559)
Accumulated dividends	(2,115,963)	(1,969,645)
Accumulated other comprehensive loss	(882,736)	(949,142)
Retained earnings	61,769	18,584
Total stockholders' equity	6,517,839	4,365,829
Total liabilities and stockholders' equity	$17,184,684	$12,608,371

Ending headcount by geographic region is as follows:

Americas headcount	2,595	2,510
EMEA headcount	2,156	2,063
Asia-Pacific headcount	1,437	1,420
Total headcount	6,188	5,993

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in thousands)
(unaudited)

	March 31, 2017	December 31, 2016

Capital lease and other financing obligations	$1,622,511	$1,511,788

Term loans, net of debt discount and debt issuance costs	2,466,664	1,390,771
Mortgage payable and other loans payable	46,745	46,244
Plus: debt discount, debt issuance costs and premium, net	33,525	20,949
Total mortgage and loans payable principal	2,546,934	1,457,964

Senior notes, net of debt issuance costs	5,045,449	3,810,770
Plus: debt issuance costs	54,551	39,230
Total senior notes principal	5,100,000	3,850,000

Total debt principal outstanding	$9,269,445	$6,819,752

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Cash flows from operating activities:
Net income (loss)	$42,062	$61,750	$(31,111)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	219,013	212,268	202,153
Stock-based compensation	38,323	39,837	34,061
Amortization of debt issuance costs and debt discounts	11,580	5,428	5,508
Loss on debt extinguishment	3,503	1,777	—
(Gain) loss on asset sales	—	371	(5,242)
Loss on sale of discontinued operations	—	1,891	—
Other items	8,380	5,014	5,435
Changes in operating assets and liabilities:
Accounts receivable	(39,664)	(27,423)	(11,312)
Income taxes, net	(20,637)	27,999	(28,656)
Accounts payable and accrued expenses	(65,414)	73,091	(40,217)
Other assets and liabilities	50,225	(101,385)	(25,785)
Net cash provided by operating activities	247,371	300,618	104,834
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(7,104)	779	3,419
Business acquisitions, net of cash and restricted cash acquired	(36,041)	621	(1,601,326)
Purchases of real estate	(41,739)	—	(16,408)
Purchases of other property, plant and equipment	(277,242)	(386,321)	(197,700)
Proceeds from asset sales	47,767	23,385	22,825
Net cash used in investing activities	(314,359)	(361,536)	(1,789,190)
Cash flows from financing activities:
Proceeds from employee equity awards	20,074	36	16,304
Payments of dividend distributions	(148,083)	(125,312)	(124,836)
Proceeds from public offering of common stock, net of offering costs	2,126,258	—	—
Proceeds from loans payable	1,059,800	457,900	701,250
Proceeds from senior notes	1,250,000	—	—
Repayment of capital lease and other financing obligations	(16,596)	(13,522)	(33,232)
Repayments of mortgage and loans payable and convertible debt	(21,510)	(476,474)	(936,353)
Debt extinguishment costs	(3,132)	(1,199)	—
Debt issuance costs	(40,665)	370	(65)
Other financing activities	(900)	—	—
Net cash provided by (used in) financing activities	4,225,246	(158,201)	(376,932)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	11,541	(34,930)	(9,501)
Change in cash balances included in assets held for sale	—	3,755	—
Net increase (decrease) in cash, cash equivalents and restricted cash	4,169,799	(250,294)	(2,070,789)
Cash, cash equivalents and restricted cash at beginning of period	773,247	1,023,541	2,718,427
Cash, cash equivalents and restricted cash at end of period	$4,943,046	$773,247	$647,638

Supplemental cash flow information:
Cash paid for taxes	$29,552	$7,817	$19,215
Cash paid for interest	$115,434	$78,553	$74,540

Free cash flow (negative free cash flow) (1)	$(59,884)	$(61,697)	$(1,687,775)

Adjusted free cash flow (adjusted negative free cash flow) (2)	$17,896	$(62,318)	$(70,041)

(1)  We define free cash flow as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$247,371	$300,618	$104,834
Net cash used in investing activities as presented above	(314,359)	(361,536)	(1,789,190)
Purchases, sales and maturities of investments, net	7,104	(779)	(3,419)
Free cash flow (negative free cash flow)	$(59,884)	$(61,697)	$(1,687,775)

(2) We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases of real estate and business acquisitions as presented below:

Free cash flow (as defined above)	$(59,884)	$(61,697)	$(1,687,775)
Less business acquisitions, net of cash and restricted cash	36,041	(621)	1,601,326
Less purchases of real estate	41,739	—	16,408
Adjusted free cash flow	$17,896	$(62,318)	$(70,041)

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Recurring revenues	$898,440	$892,442	$796,620
Non-recurring revenues	51,085	50,205	47,536
Revenues (1)	949,525	942,647	844,156

Cash cost of revenues (2)	303,540	301,540	271,100
Cash gross profit (3)	645,985	641,107	573,056

Cash operating expenses (4):
Cash sales and marketing expenses (5)	99,861	85,196	79,692
Cash general and administrative expenses (6)	118,550	119,420	112,714
Total cash operating expenses (7)	218,411	204,616	192,406

Adjusted EBITDA (8)	$427,574	$436,491	$380,650

Cash gross margins (9)	68%	68%	68%

Adjusted EBITDA margins (10)	45%	46%	45%

Adjusted EBITDA flow-through rate (11)	(130)%	92%	42%

FFO (12)	$200,866	$219,868	$115,875

AFFO (13) (14)	$304,110	$293,785	$209,846

(1) The geographic split of our revenues on a services basis is presented below:

Americas Revenues:

Colocation	$299,273	$299,200	$280,564
Interconnection	100,850	100,459	87,609
Managed infrastructure	15,061	14,385	11,254
Other	919	943	729
Recurring revenues	416,103	414,987	380,156
Non-recurring revenues	20,344	21,555	24,238
Revenues	$436,447	$436,542	$404,394

EMEA Revenues:

Colocation	$253,254	$242,829	$214,178
Interconnection	22,351	22,280	19,700
Managed infrastructure	17,672	17,243	18,560
Other	3,330	2,919	943
Recurring revenues	296,607	285,271	253,381
Non-recurring revenues	18,240	16,353	14,475
Revenues	$314,847	$301,624	$267,856

Asia-Pacific Revenues:

Colocation	$138,995	$146,483	$123,653
Interconnection	24,859	23,159	18,278
Managed infrastructure	21,876	22,362	20,496
Other	—	180	656
Recurring revenues	185,730	192,184	163,083
Non-recurring revenues	12,501	12,297	8,823
Revenues	$198,231	$204,481	$171,906

Worldwide Revenues:

Colocation	$691,522	$688,512	$618,395
Interconnection	148,060	145,898	125,587
Managed infrastructure	54,609	53,990	50,310
Other	4,249	4,042	2,328
Recurring revenues	898,440	892,442	796,620
Non-recurring revenues	51,085	50,205	47,536
Revenues	$949,525	$942,647	$844,156

(2) We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

Cost of revenues	$468,961	$465,921	$427,680
Depreciation, amortization and accretion expense	(162,510)	(161,049)	(153,583)
Stock-based compensation expense	(2,911)	(3,332)	(2,997)
Cash cost of revenues	$303,540	$301,540	$271,100

The geographic split of our cash cost of revenues is presented below:

Americas cash cost of revenues	$113,059	$115,838	$109,020
EMEA cash cost of revenues	122,175	113,796	101,509
Asia-Pacific cash cost of revenues	68,306	71,906	60,571
Cash cost of revenues	$303,540	$301,540	$271,100

(3) We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)  We define cash operating expenses as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, marketing, general and administrative expense or "cash SG&A".

Selling, general, and administrative expense	$310,326	$292,340	$272,494
Depreciation and amortization expense	(56,503)	(51,219)	(48,570)
Stock-based compensation expense	(35,412)	(36,505)	(31,518)
Cash operating expense	$218,411	$204,616	$192,406

(5) We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

Sales and marketing expenses	$128,927	$113,384	$106,590
Depreciation and amortization expense	(18,094)	(17,345)	(17,127)
Stock-based compensation expense	(10,972)	(10,843)	(9,771)
Cash sales and marketing expenses	$99,861	$85,196	$79,692

(6) We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

General and administrative expenses	$181,399	$178,956	$165,904
Depreciation and amortization expense	(38,409)	(33,874)	(31,443)
Stock-based compensation expense	(24,440)	(25,662)	(21,747)
Cash general and administrative expenses	$118,550	$119,420	$112,714

(7) Our cash operating expenses, or cash SG&A, as defined above, is presented below:

Cash sales and marketing expenses	$99,861	$85,196	$79,692
Cash general and administrative expenses	118,550	119,420	112,714
Cash SG&A	$218,411	$204,616	$192,406

The geographic split of our cash operating expenses, or cash SG&A, is presented below:

Americas cash SG&A	$124,769	$115,012	$110,914
EMEA cash SG&A	63,118	59,977	54,858
Asia-Pacific cash SG&A	30,524	29,627	26,634
Cash SG&A	$218,411	$204,616	$192,406

(8)    We define adjusted EBITDA as income from continuing operations excluding depreciation, amortization, accretion, stock-based compensation expense, impairment charges, acquisition costs and gains or loss on asset sales as presented below:

Income from continuing operations	$167,213	$184,455	$112,688
Depreciation, amortization and accretion expense	219,013	212,268	202,153
Stock-based compensation expense	38,323	39,837	34,515
Acquisition costs	3,025	(440)	36,536
(Gain) loss on asset sales	—	371	(5,242)
Adjusted EBITDA	$427,574	$436,491	$380,650

The geographic split of our adjusted EBITDA is presented below:

Americas income from continuing operations	$81,110	$87,537	$88,539
Americas depreciation, amortization and accretion expense	88,428	83,305	76,720
Americas stock-based compensation expense	27,774	28,312	24,329
Americas acquisition costs	1,307	6,538	114
Americas gain on asset sales	—	—	(5,242)
Americas adjusted EBITDA	$198,619	$205,692	$184,460

EMEA income from continuing operations	$44,981	$51,347	$(7,419)
EMEA depreciation, amortization and accretion expense	76,806	76,598	76,488
EMEA stock-based compensation expense	6,049	6,884	6,235
EMEA acquisition costs	1,718	(6,978)	36,185
EMEA adjusted EBITDA	$129,554	$127,851	$111,489

Asia-Pacific income from continuing operations	$41,122	$45,571	$31,568
Asia-Pacific depreciation, amortization and accretion expense	53,779	52,365	48,945
Asia-Pacific stock-based compensation expense	4,500	4,641	3,951
Asia-Pacific acquisition costs	—	—	237
Asia-Pacific loss on asset sales	—	371	—
Asia-Pacific adjusted EBITDA	$99,401	$102,948	$84,701

(9) We define cash gross margins as cash gross profit divided by revenues.

Our cash gross margins by geographic region is presented below:

Americas cash gross margins	74%	73%	73%

EMEA cash gross margins	61%	62%	62%

Asia-Pacific cash gross margins	66%	65%	65%

(10) We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

Americas adjusted EBITDA margins	46%	47%	46%

EMEA adjusted EBITDA margins	41%	42%	42%

Asia-Pacific adjusted EBITDA margins	50%	50%	49%

(11) We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

Adjusted EBITDA - current period	$427,574	$436,491	$380,650
Less adjusted EBITDA - prior period	(436,491)	(420,042)	(333,145)
Adjusted EBITDA growth	$(8,917)	$16,449	$47,505

Revenues - current period	$949,525	$942,647	$844,156
Less revenues - prior period	(942,647)	(924,676)	(730,462)
Revenue growth	$6,878	$17,971	$113,694

Adjusted EBITDA flow-through rate	(130)%	92%	42%

(12)  FFO is defined as net income (loss), excluding gains (losses) from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Net income (loss)	$42,062	$61,750	$(31,111)
Adjustments:
Real estate depreciation and amortization	159,414	157,054	150,995
(Gain) loss on disposition of real estate property	(638)	1,036	(4,037)
Adjustments for FFO from unconsolidated joint ventures	28	28	28
FFO	$200,866	$219,868	$115,875

(13)  AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, an income tax expense adjustment, net income from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

FFO	$200,866	$219,868	$115,875
Adjustments:
Installation revenue adjustment	4,675	4,788	3,354
Straight-line rent expense adjustment	2,409	1,986	1,133
Amortization of deferred financing costs	11,580	5,258	5,508
Stock-based compensation expense	38,323	39,837	34,515
Non-real estate depreciation expense	28,575	23,265	21,387
Amortization expense	29,017	29,478	28,152
Accretion expense	2,007	2,471	1,619
Recurring capital expenditures	(22,672)	(36,476)	(31,815)
Loss on debt extinguishment	3,503	1,777	—
Acquisition costs	3,025	(440)	36,536
Income tax expense adjustment	2,809	68	(190)
Net (income) loss from discontinued operations, net of tax	—	1,914	(6,216)
Adjustments for AFFO from unconsolidated joint ventures	(7)	(9)	(12)
AFFO	$304,110	$293,785	$209,846

(14) Following is how we reconcile from adjusted EBITDA to AFFO:

Adjusted EBITDA	$427,574	$436,491	$380,650
Adjustments:
Interest expense, net of interest income	(108,592)	(97,813)	(99,938)
Amortization of deferred financing costs	11,580	5,258	5,508
Income tax benefit (expense)	(13,393)	(19,494)	10,633
Income tax expense adjustment	2,809	68	(190)
Straight-line rent expense adjustment	2,409	1,986	1,133
Installation revenue adjustment	4,675	4,788	3,354
Recurring capital expenditures	(22,672)	(36,476)	(31,815)
Other income (expense)	337	(1,707)	(60,710)
(Gain) loss on disposition of depreciable real estate property	(638)	1,036	(4,037)
Adjustments for unconsolidated JVs' and non-controlling interests	21	19	16
Adjustment for gain (loss) on sale of asset	—	(371)	5,242
AFFO	$304,110	$293,785	$209,846

CONTACT: Equinix Investor Relations Contacts: Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com, OR Paul Thomas, Equinix, Inc., (650) 598-6442, pthomas@equinix.com, OR Equinix Media Contact: David Fonkalsrud, Equinix, Inc., (650) 598-6240, dfonkalsrud@equinix.com